Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2011, related to the consolidated financial statements of Gary-Williams Energy Corporation as of and for the year ended December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 28, 2012